Exhibit 10.17

December 8, 2006

Re:  Separation Agreement and General Release

Dear Mike:

This letter confirms the agreement between you and On Assignment, Inc. and its affiliated companies (collectively, hereinafter referred to as “On Assignment”) with respect to your separation from employment with On Assignment.  On December 7, 2006, you tendered your voluntary resignation effective December 8, 2006, (the “Separation Date”), which will be your last day of employment, and On Assignment accepted that resignation in accordance with the following terms:

1.             Current salary and benefits.

(a)  You will be paid in full for all salary earned, including all accrued but unused vacation, through the Separation Date.  Of course, these payments will be less standard deductions and withholding as determined by On Assignment.

(b)  You will be reimbursed for all appropriate business expenses incurred through the Separation Date in accordance with our expense reimbursement policy.  Please submit any such expenses as you normally would as soon as possible and we ask that you do so no later than December 29, 2006.

(c)  Your health and dental insurance coverage will continue as usual through December 31, 2006.  Thereafter, you will be responsible for your own health and dental insurance, and you may choose to continue your insurance coverage under the provisions of COBRA or any similar state law.  You will be provided information regarding COBRA separately.

(d)  Your life insurance, disability benefits, and all other benefits provided or funded by On Assignment will terminate as of the Separation Date.

(e)  As approved by the compensation committee of the Board of Directors of On Assignment, your outstanding stock option grants as of December 8, 2006, (excluding any restricted stock “RSU”), that would have vested as of December 31, 2006, will vest as of December 31, 2006, despite your Separation Date.  You will have six (6) months from the Separation Date to exercise any vested options.  Please review attached Exhibit A for the schedule outlining all options that have been awarded to you during your tenure and options that will vest as of December 31, 2006.

2.  Press Release; Employment References.  You and Peter Dameris have mutually agreed to the press release announcing your resignation from On Assignment as outlined in attached Exhibit B.  As discussed, On Assignment is prepared to give you a favorable professional reference.

3.  Separation Benefits.  On Assignment will pay you the following separation benefits that you acknowledge you would not be entitled to receive if you did not enter into this Agreement:

Within ten (10) days after this Agreement becomes effective as described in paragraph five (5) below, On Assignment will pay you a one (1) time payment of $375,000, less standard deductions and withholding as determined by On Assignment.

4.  Acknowledgement.  You acknowledge that once the salary and benefits described in paragraph one (1) and the payments described in paragraph three (3) of this Agreement are paid all compensation due and owing to you with respect to your employment and/or any other prior contract you have or may have had with On Assignment or from any other source of entitlement, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits have been paid in full and that you are not entitled to any other payments.  You further acknowledge that the separation benefits described in paragraph three (3) of this Agreement, are consideration for your promises contained in this Agreement, and that such consideration is above and beyond any wages or salary or other sums to which you are entitled from On Assignment under the terms of your employment or under any contract or law.

5.  General Release of All Claims.  You understand that by executing this Agreement, you are agreeing not to sue, or to otherwise bring any kind of claim against, On Assignment or any of its agents for any reason whatsoever based on anything that occurred through the date you executed this Agreement.  Specifically, in this regard, you agree as follows:

(a)   Persons released.  You hereby release and forever discharges the “Releasees” hereunder, consisting of the Company, its affiliated entities and, as the case may be, each of their current or former owners, stockholders, affiliates, divisions, subsidiaries, members, predecessors, successors, heirs, assigns, agents, directors, officers, partners, employees, insurers, representatives, lawyers, and all persons acting by, through, under or in concert with them, or any of them.

(b)   General Release of All Claims.  Except as expressly provided in subparagraph 5(e), you release the Releasees of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Grievant now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.

(c)   Claims Specifically Released.   The Claims released hereunder specifically include, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment or remuneration by, or your separation from, the Company including any Claims arising under:

(1)   the Labor Agreement between the Company and the Union;
(2)   Title VII of the Civil Rights Act of 1964, as amended;
(3)   the Age Discrimination in Employment Act, as amended;
(4)          the Family Medical Leave Act and/or the California Family Rights Act, as amended
(5)   the Americans With Disabilities Act, as amended;
(6)   the Equal Pay Act, as amended;
(7)   the Employee Retirement Income Security Act, as amended;
(8)   the National Labor Relations Act, as amended;
(9)   the California Fair Employment and Housing Act, as amended;
(10) the California Labor Code; and/or
(11)    any other local, state or federal law governing discrimination in employment and/or the payment of wages or benefits.

(d)         Release Of Unknown Claims. YOU ACKNOWLEDGE THAT YOU ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of said code section, you hereby expressly waive any rights you may have thereunder, as well as under any other statutes or common law principles of similar effect.

(e)          Older Workers Benefit Protection Act.  In accordance with the Older Workers Benefit Protection Act of 1990, you are aware of the following:

(1)          you have been and are advised to consult with an attorney before signing this Agreement;
(2)          you have twenty-one (21) days from December 8, 2006, to consider this Agreement; and
(3)          you have seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired.

(f)            Claims Excluded from Release.  This General Release shall not extend to any claim that may not, as a matter of law or public policy, be released by you.

6.  Additional Facts.  You and On Assignment acknowledge that different or additional facts may be discovered in addition to what we now know or believe to be true with respect to the matters released in this Agreement, and we agree that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

7.  Proprietary Information. You agree and hereby reaffirm your existing obligations under the Proprietary Information and Inventions Agreement that you signed with On Assignment.  You understand and acknowledge that certain of the obligations and duties in this Proprietary Information and Inventions Agreement survive the termination of your employment and remain in full force and effect.  In addition, in exchange for this severance pay, you also agree that, for a period of one (1) year from the date that you sign this Agreement you will not divert, take away, attempt to divert or take away, or solicit any business from any of the customers or prospective customers of On Assignment with whom you had contact during the one (1) year preceding the termination of your employment with On Assignment.

8.  Non-disparagement. You agree that you will not make to any person or entity any false, disparaging, or derogatory statements or comments about On Assignment, its business affairs, or any of its employees.

9.  Confidentiality. You  will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, provided that you may make disclosure:  (a) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by On Assignment; (b) to your tax advisor(s) or accountant(s) as may be necessary for the preparation of tax returns or other reports required by law; (c) to your attorney(s); or (d) to members of your immediate family.  You agree that prior to disclosing such information (except disclosures required by law or legal process or as authorized in writing) you will inform the recipients that they are bound by the limitations of this paragraph.

10.  Entire Agreement. This Agreement constitutes the entire agreement between you and On Assignment relating to the subject matter hereof and supersedes any and all prior agreements or understandings.  You represent and agree that your decision to enter this Agreement is knowing and voluntary and based only on the terms of this Agreement, and not on any other promises or representations of any kind whatsoever.  You acknowledge that you have been and are being encouraged by On Assignment to consult with an attorney prior to entering into this Agreement.

11.  Enforcement; Amendment. This Agreement and the rights and obligations of you and On Assignment hereunder may not be assigned by either without the prior written consent of the other, except that On Assignment may assign its rights and obligations hereunder to any of its affiliated companies with or without your consent.  This Agreement shall be binding upon and inure to the benefit of both you and On Assignment and their respective representatives, successors and permitted assigns.  You further agree that this Agreement may not be discharged, supplemented, changed, or modified in any manner, except in a writing signed by you and a duly authorized member of the management of On Assignment.  This agreement shall be governed by the laws of the State of California, excluding the choice of laws rules thereof.

If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to me on or before December 30, 2006.

As noted above, this Agreement will not become effective, and none of the Separation Benefits will be paid, until seven (7) days after you sign this Agreement without having revoked it.

Mike, as mentioned, On Assignment appreciates all you have done here and want to thank you for your service that you have given us.  On behalf of everyone here, I wish you all the best in your future activities.

Very Truly Yours,

/s/ Angela Kolarek
Angela Kolarek
On Assignment, Inc.

The above accurately reflects the agreement between On Assignment and me regarding my separation from employment.

Dated:	December 8, 2006	/s/ Michael Holtzman
Michael Holtzman